SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Vertical Capital Income Fund

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Vertical Capital Income Fund (VCIF) Declares Distribution

Friday, September 27, 2019 – Dallas, Texas

Vertical Capital Income Fund (NYSE: VCIF) today announced a distribution of $0.0079 per share, payable as follows:

Declaration – 9/27/2019 Ex-Date – 10/8/2019 Record Date – 10/9/2019 Payable – 10/17/2019

The September distribution was lower than the prior month despite higher investment income from the portfolio. The decrease is due entirely to non-recurring costs associated with the Fund’s proxy for the annual meeting, a process which, despite support from holders of a majority of shares voted to date, has been drawn out and made more expensive by the actions of an activist investor.

Notwithstanding these proxy-related non-recurring costs, the higher investment income from the portfolio is a result of continued pursuit of the Fund’s investment strategy following the Fund’s listing and elimination of quarterly repurchases. In the last 60 days, the Fund has acquired $4.6 million of loans that are consistent with the Fund’s investment objectives. Uninvested cash has decreased by $6.4 million during that same period of time while the Fund has begun using its line of credit to purchase loans. The Fund had approximately $2.5 million in cash as of the end of September. Approximately $3.7 million is committed in the acquisition pipeline to loans that have already been awarded to the Fund and are either in due diligence or through due diligence and awaiting closing. These pending acquisitions are subject to various closing conditions, and the Fund cannot guarantee that those acquisitions will close. Loans that are acquired will serve to reduce the Fund’s cash position or further contribute to a modest increase in Fund leverage.

A new monthly net asset value per share of $12.70 was produced on September 17, 2019 in connection with the payment of the Fund’s August’s dividend. Another net asset value per share will be produced on September 30, 2019. For information on the Fund’s current net asset value per share, please visit the Fund’s website at vertical-incomefund.com.

The Fund’s distribution rate may be affected by numerous factors, including changes in realized and projected market returns, Fund performance, and other factors. There can be no assurance that an unanticipated change in market conditions or other unforeseen factors will not result in a change in the Fund’s distribution rate at a future time. In order to comply with the requirements of Section 19 of the Investment Company Act of 1940, the Fund will provide its shareholders of record on each distribution date with a 19(a) Notice and issue an accompanying press release disclosing the sources of its distribution payment when a distribution includes anything other than net investment income.

The amounts and sources of distributions reported in 19(a) Notices are only estimates and are not provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its full fiscal year and may be subject to changes based on tax regulations. The Fund will send shareholders a Form 1099-DIV for the calendar year that will tell them how to report these distributions for federal income tax purposes. Information on the Fund’s 19(a) Notices, if any, can be found at www.vertical-incomefund.com. The final determination of the source and tax characteristics of all distributions in 2019 will be made after the end of the year.

Shares of closed-end funds often trade at a discount from their net asset value. The market price of Fund shares may vary from net asset value based on factors affecting the supply and demand for shares, such as Fund distribution rates relative to similar investments, investors' expectations for future distribution changes, the clarity of the Fund's investment strategy and future return expectations, and investors' confidence in the underlying markets in which the

Fund invests. Fund shares are subject to investment risk, including possible loss of principal invested. No Fund is a complete investment program and you may lose money investing in a Fund. An investment in the Fund may not be appropriate for all investors. Before investing, prospective investors should consider carefully the Fund's investment objective, risks, charges and expenses. For further details, please visit Vertical Capital Income Fund’s website at vertical-incomefund.com.

This release contains forward-looking statements relating to the business and financial outlook of Vertical Capital Income Fund that are based on the Fund’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. There is no assurance that the Fund will achieve its investment objective. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release.

Additional Information about the Annual Meeting and Where to Find It

In connection with the Annual Meeting, the Fund has filed on June 21, 2019, with the SEC and furnished to the Fund’s shareholders on or around June 27, 2019 a Definitive Proxy Statement and WHITE proxy card pertaining to the Annual Meeting. Shareholders of the Fund are urged to read the Definitive Proxy Statement and other relevant documents that have been or may be filed with the SEC carefully and in their entirety because they contain important information about the Annual Meeting. Shareholders of the Fund may obtain the Definitive Proxy Statement and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanton P. Eigenbrodt, Secretary, Vertical Capital Income Fund, 80 Arkay Drive, Suite 110, Hauppauge, NY 11788.

Participants in the Solicitation

The Fund’s Trustees, executive officers and Portfolio Manager and certain persons associated with the Fund’s investment adviser and its parent company may be deemed “participants” in the solicitation of proxies from shareholders of the Fund in favor of the approval of the Fund’s investment management agreement and the re-election of Mr. Boulware as a Trustee, to be voted on at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Fund in connection with the Annual Meeting is set forth in the Definitive Proxy Statement, the Supplement and the other relevant documents filed by the Fund with the SEC. You can find information about the Fund’s Trustees, executive officers and other parties in the Definitive Proxy Statement and in subsequent reports filed with the SEC.

About Vertical Capital Income Fund

Vertical Capital Income Fund is an NYSE listed closed-end fund that primarily invests in residential whole mortgage loans and residential whole loans secured by deeds of trust. The investment objective of the Fund is to seek income.

CONTACTS:

MEDIA RELATIONS: Jason Mattox

info@vertical-incomefund.com

469-341-2300